EXHIBIT 99.1

[GLOBALSANTAFE Logo]

News Release

GlobalSantaFe Corporation	15375 Memorial Drive	Houston, Texas 77079	Tel 281.925.6000	Fax 281.925.6450

GlobalSantaFe Reports Second Quarter 2003 Financial Results

HOUSTON, July 23, 2003—Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended June 30, 2003, of $43.9 million, or $0.19 per diluted share, on revenues of $497.4 million, as compared to net income of $73.4 million, or $0.31 per diluted share, on revenues of $501.7 million for the same quarter in 2002.

For the six months ended June 30, 2003, GlobalSantaFe reported net income of $89.8 million, or $0.38 per diluted share, on revenues of $950.4 million, as compared to net income of $150.5 million, or $0.63 per diluted share, on revenues of $990.4 million for the corresponding period in 2002. The company’s first half 2003 net income included $22.3 million, or $0.09 per diluted share, from the settlement of claims filed in 1993 with the United Nations Compensation Commission for losses suffered as a result of the Iraqi invasion of Kuwait in 1990. Excluding the benefit of these settlements, the company’s net income would have been $67.5 million, or $0.29 per diluted share.

Revenues for the second quarter of 2003 were down $4.3 million compared to the second quarter of the previous year as a result of a $49.7 million decline in revenues from contract drilling segment, offset by a $45.4 million increase in revenues from the drilling management services and the oil and gas segments. The decline in net income for the second quarter of 2003 was due primarily to lower operating income in the contract drilling segment. The contract drilling segment reported operating income of $60.2 million for the second quarter of 2003, down from $97.9 million in the second quarter of 2002, due to lower dayrates and utilization for the company’s land and marine rig fleets partly offset by lower operating expenses. During the second quarter of 2003, marine fleet utilization averaged 88 percent, marginally down from 89 percent in the prior year second quarter. The average daily revenue for the marine fleet during the second quarter of 2003 was $69,400 compared to $77,000 for the corresponding period of the previous year. The decline in average daily revenue was primarily attributable to weaker North Sea semisubmersible and HDHE jackup markets and a substantial decline in daily revenues for the company’s semisubmersible rigs in the U.S. Gulf of Mexico.

The company’s land fleet utilization declined to 52 percent during the second quarter of 2003, compared to an average utilization of 69 percent for the corresponding period of 2002, as a result of a temporary suspension of all operations in Kuwait during March and April 2003 and two additional idle rigs in Venezuela that were active in the prior year. The average daily revenue for the land fleet during the second quarter of 2003 was $17,400 compared to $17,700 for the second quarter of 2002.

“Notwithstanding the continued softness in certain of our key markets, we are generally pleased with the results for the second quarter of 2003, which were better than we anticipated going into the quarter, due primarily to increased revenues and lower operating costs,” said GlobalSantaFe President and Chief Executive Officer Jon Marshall.

Contract drilling revenues for the quarter were enhanced by several rigs staying on contract that were previously expected to either roll over to lower dayrate contracts or to be off contract for upgrade and repair projects. The revenue reductions related to those anticipated dayrate declines and shipyard times are expected to impact third quarter 2003 results. In addition, some of the decrease in contract drilling expenses in the second quarter of this year compared to the same period last year was attributable to lower repair and maintenance expense related to delayed upgrade and repair projects that the company expects to complete later this year.

EXHIBIT 99.1

GlobalSantaFe’s drilling management services segment reported operating income of $3.2 million on revenues of $134.9 million for the second quarter of 2003, compared to operating income of $3.5 million on revenues of $92.3 million in the same quarter in 2002. Applied Drilling Technology Inc. (ADTI), the company’s domestic drilling management services group, drilled a total of 25 turnkey wells and performed 10 turnkey well completion projects during the second quarter of 2003, compared to 20 turnkey wells and three turnkey completions in the same quarter of 2002. Although ADTI reported higher drilling activity levels in the second quarter of 2003, the drilling management services segment reported lower operating margins, primarily as a result of losses on three of the wells drilled during the quarter.

In June 2003, GlobalSantaFe expanded its worldwide fleet with the addition of its new, high-performance jackup rig, Constellation I. Representing a new generation of jackup rigs, the Constellation I features state-of-the-art drilling capabilities and is anticipated to commence its initial drilling contract in early August in Southeast Asia. The company also has a second jackup rig, Constellation II, and two semisubmersible rigs, Development Driller I and II, under construction in Singapore.

About GlobalSantaFe

GlobalSantaFe is a leading worldwide drilling contractor offering a full range of premium equipment and drilling management services. The company’s diverse and technologically advanced fleet of 59 offshore rigs includes premium and heavy duty harsh environment jackups; semisubmersibles; and dynamically positioned ultra-deepwater drillships. Additionally, the company has three rigs under construction. The company also has 31 land rigs and is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at: www.gsfdrill.com.

Conference Call

GlobalSantaFe will hold a publicly accessible conference call to discuss its second quarter 2003 financial results. The call will begin at 10 a.m. CDT (11 a.m. EDT), Wednesday, July 23, 2003, and can be heard live on the company’s Web site at www.gsfdrill.com by clicking on “GlobalSantaFe Second Quarter 2003 Earnings Conference Call” or by dialing (913) 981-5571, reference code 663982. Participants are encouraged to logon to the company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available shortly after the conclusion of the call at 1:00 p.m. CDT by dialing (719) 457-0820 (reference confirmation code 663982) until 7:00 p.m. CDT on Wednesday, July 30, 2003.

A webcast replay will also be available shortly after the call at 1:00 p.m. through the investor relations page on the company’s Web site. To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the investor relations page of our Web site in the form of this earnings release or other materials. The investor relations page of the company’s Web site may be accessed by going to the company’s Web site: www.gsfdrill.com and clicking on “Investor Relations.”

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interests of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statements that (a) the revenue reductions related to anticipated dayrate declines as rigs roll over to lower dayrate contracts and to rigs being off contract during shipyard time for upgrade and repair projects, which were previously expected to occur in the second quarter, are expected to impact third quarter 2003 results; (b) we expect to complete later this year upgrade and repair projects the delay of which contributed to the decrease in contract drilling expenses in the second quarter of this year compared to the same period last year; (c) the Constellation I is anticipated to commence its initial drilling contract in early August in Southeast Asia; and (d) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to (a) changes in rig dayrates in response to the level of activity in the oil and natural gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and natural gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and natural gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and futures market activity; (b) changes in the anticipated timing of our rig upgrade and repair projects as a result of such things as rigs staying on contract longer than we expect or coming off contract sooner than we expect as a result of changes in our customers’ drilling plans, presently unknown rig repair needs, and delays in completing such projects caused by such things as unforeseen engineering problems, unanticipated work stoppages, adverse weather conditions, unanticipated cost increases, and the unavailability of shipyard time or resources; (c) the unforeseen startup problems inherent in commencing operations with any new rig, including such things as engineering, permitting, crewing and equipment problems; and (d) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

# # #

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Contract drilling	$357.2	$406.9	$716.1	$808.7
Drilling management services	134.9	92.3	222.9	177.5
Oil and gas	5.3	2.5	11.4	4.2

Total revenues	497.4	501.7	950.4	990.4

Expenses:
Contract drilling	231.4	245.4	485.5	488.5
Drilling management services	131.7	88.8	217.0	166.3
Oil and gas	1.3	1.0	2.6	1.8
Depreciation, depletion and amortization	67.5	64.9	133.0	127.4
Restructuring costs	2.9	—	2.9	—
General and administrative	11.4	12.9	24.9	24.9

Total operating expenses	446.2	413.0	865.9	808.9

Operating income	51.2	88.7	84.5	181.5

Other income (expense):
Interest expense	(17.6)	(14.3)	(33.8)	(28.6)
Interest capitalized	10.2	4.3	19.2	7.5
Interest income	2.9	3.8	5.8	8.2
Other	2.3	0.5	24.2	(0.4)

Total other income (expense)	(2.2)	(5.7)	15.4	(13.3)

Income before income taxes	49.0	83.0	99.9	168.2

Provision for income taxes:
Current tax provision	16.1	13.3	24.3	25.5
Deferred tax benefit	(11.0)	(3.7)	(14.2)	(7.8)

Total provision for income taxes	5.1	9.6	10.1	17.7

Net income	$43.9	$73.4	$89.8	$150.5

Earnings per ordinary share:
Basic	$0.19	$0.31	$0.39	$0.64
Diluted	$0.19	$0.31	$0.38	$0.63

Average ordinary shares:
Basic	233.1	234.6	233.1	234.1
Diluted	234.9	238.4	234.8	237.6

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	June 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$890.1	$677.0
Marketable securities	54.8	59.5
Accounts receivable, net of allowances	351.1	346.3
Prepaid expenses	25.9	49.6
Other current assets	6.6	13.2

Total current assets	1,328.5	1,145.6

Net properties	4,301.3	4,194.0
Goodwill	386.3	386.9
Deferred income taxes	12.3	0.2
Other assets	87.5	81.5

Total assets	$6,115.9	$5,808.2

Current liabilities:
Accounts payable	$154.9	$209.2
Accrued liabilities	261.6	279.6

Total current liabilities	416.5	488.8

Long-term debt	1,181.8	925.2
Capital lease obligations	40.2	16.7
Deferred income taxes	—	2.7
Other long-term liabilities	161.1	140.6

Shareholders’ equity:
Ordinary shares and additional paid-in capital	2,961.2	2,952.4
Retained earnings	1,394.6	1,322.4
Accumulated other comprehensive loss	(39.5)	(40.6)

Total shareholders’ equity	4,316.3	4,234.2

Total liabilities and shareholders’ equity	$6,115.9	$5,808.2

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$89.8	$150.5
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	133.0	127.4
Deferred income taxes	(14.2)	(7.8)
(Increase) decrease in accounts receivable	(6.6)	20.7
Decrease (increase) in prepaid expenses and other current assets	28.5	(44.4)
(Decrease) increase in accounts payable	(50.5)	13.8
Decrease in accrued liabilities	(8.0)	(24.4)
Decrease in deferred revenues	(20.5)	(1.8)
Other, net	26.9	(2.0)

Net cash flow provided by operating activities	178.4	232.0

Cash flows from investing activities:
Capital expenditures	(245.1)	(216.0)
Purchases of held-to-maturity marketable securities	(54.8)	(223.2)
Proceeds from maturities of held-to-maturity marketable securities	59.5	226.4
Proceeds from maturities of available-for-sale marketable securities	4.4	—
Proceeds from sales of properties and equipment	2.8	69.2

Net cash flow used in investing activities	(233.2)	(143.6)

Cash flows from financing activities:
Dividend payments	(16.3)	(15.2)
Issuance of long-term debt, net of discount	249.4	—
Deferred financing costs	(3.4)	—
Lease/leaseback transaction	37.0	—
Payments on capitalized lease obligation	(6.5)	—
Proceeds from issuance of ordinary shares	7.7	24.8

Net cash flow provided by financing activities	267.9	9.6

Increase in cash and cash equivalents	213.1	98.0
Cash and cash equivalents at beginning of period	677.0	578.3

Cash and cash equivalents at end of period	$890.1	$676.3

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except for average revenues per day)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Contract drilling(1)	$358.0	$408.5	$717.6	$812.6
Drilling management services	136.5	95.1	226.6	182.3
Oil and gas	5.3	2.5	11.4	4.2
Intersegment elimination	(2.4)	(4.4)	(5.2)	(8.7)

Total revenues	$497.4	$501.7	$950.4	$990.4

Operating income:
Contract drilling(1)	$60.2	$97.9	$101.2	$195.4
Drilling management services	3.2	3.5	5.9	11.2
Oil and gas	3.3	0.9	7.4	1.3
Restructuring costs	(2.9)	—	(2.9)	—
Corporate operating expenses	(12.6)	(13.6)	(27.1)	(26.4)

Total operating income	51.2	88.7	84.5	181.5

Interest expense, net	(4.5)	(6.2)	(8.8)	(12.9)
Other	2.3	0.5	24.2	(0.4)

Income before income taxes	$49.0	$83.0	$99.9	$168.2

Depreciation, depletion and amortization included in operating income:
Contract drilling	$65.6	$63.6	$129.4	$124.8
Drilling management	—	—	—	—
Oil and gas	0.7	0.6	1.4	1.1
Corporate	1.2	0.7	2.2	1.5

Total depreciation, depletion and amortization	$67.5	$64.9	$133.0	$127.4

Average rig utilization rate:
Marine	88%	89%	86%	89%
Land	52%	69%	52%	75%

Average revenues per day:(2)
Marine	$69,400	$77,000	$70,500	$76,600
Land	$17,400	$17,700	$17,700	$18,100

Turnkey wells drilled	25	20	45	38
Turnkey well completions	10	3	16	8

(1)	Non-rig related revenues and expenses, consisting mainly of cost reimbursements, included in Contract drilling revenues and expenses totaled $12.6 million and $31.6 million, respectively, for the three and six months ended June 30, 2003, and $21.1 million and $40.0 million, respectively, for the three and six months ended June 30, 2002. Operating income for these periods was not affected by these reimbursements.

(2)	Average revenues per day is the ratio of contract drilling revenues divided by the aggregate contract days, adjusted to exclude days under contract at zero dayrate. Excluding the non-rig related revenues discussed in footnote (1) above would decrease the amount reported for the three and six months ended June 30, 2003, by $1,900 and $2,200, respectively, for the company’s marine rigs and $600 and $1,000, respectively, for the company’s land rigs. Excluding these non-rig related revenues for the three and six months ended June 30, 2002, would decrease these amounts by $4,400 and $4,000, respectively, for the company’s marine rigs and $700 and $900, respectively, for the company’s land rigs.